Exhibit (c)(1)

Hogan Lovells US LLP Harbor East 100 International Drive Suite 2000 Baltimore, MD 21202 T +1 410 659 2700 F +1 410 659 2701 www.hoganlovells.com

September 9, 2020

Board of Directors

Ashford Hospitality Trust, Inc.

14185 Dallas Parkway

Suite 1100

Dallas, TX 75254

126,048,813 Shares of Common Stock

Ladies and Gentlemen:

We are acting as counsel to Ashford Hospitality Trust, Inc., a Maryland corporation (the “Company”), in connection with its filing of a registration statement on Form S-4  (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed issuance of up to 126,048,813 shares of Common Stock, par value $0.01 per share of the Company (the “Common Shares”). The Common Shares are issuable pursuant to an Exchange Offer for shares of the Company’s 8.45% Series D Cumulative Preferred Stock, par value $.01 per share, 7.375% Series F, Series Cumulative Preferred Stock, par value $.01 per share, 7.375% G Cumulative Preferred Stock, par value $.01 per share,7.50% Series H Cumulative Preferred Stock, par value $.01 per share, and 7.50% Series I Cumulative Preferred Stock, par value $.01 per share (each, a series of “Preferred Stock,” and, collectively the “Preferred Stock”) as described in the Registration Statement (the “Exchange Offer Common Shares”) or, with respect of shares of Preferred Stock not exchanged in the Exchange Offer, pursuant to a reclassification to be effected pursuant to a charter amendment being submitted for approval by the holders of the Company’s Common Stock and consent by the holders of the Preferred Stock in accordance with the charter (the “Remainder Consideration Common Shares”) .   This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement. Capitalized not otherwise defined herein shall have the meanings provided in the Registration Statement

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Exchange Offer Common Shares and the Remainder Consideration Common Shares will not be issued in violation of the ownership limit contained in the Company’s charter.  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended and as currently in effect.  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that, following effectiveness of the Registration Statement and:

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Board of Directors September 9, 2020 Page 2

(1)	(a) acceptance for payment of the Preferred Shares in accordance with the Exchange Offer and (b) issuance of the Exchange Offer Common Shares in accordance with the terms and conditions of the Exchange Offer, the Exchange Offer Common Shares will be validly issued, fully paid and nonassessable.

(2)	(a) approval of the Proposed Amendments by the affirmative vote of the holders of at least 66-2/3% of the Company’s Common Stock outstanding and entitled to vote thereon; (b) the filing with and acceptance for record by the Maryland State Department of Assessments and Taxation of Articles of Amendment containing the Proposed Amendments, and (c) the holders of at least 66-2/3% of the outstanding shares of a series of Preferred Stock granting consent to the Proposed Amendments with respect to such series by tendering their shares in accordance with the Exchange Offer, the Remainder Consideration Common Shares issued upon the reclassification of a series of Preferred Stock for which consent has been provided as described in clause (c) will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement.  We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN LOVELLS US LLP